Exhibit 10.4 Consulting Service Contract


                           CONSULTING SERVICE CONTRACT
                              WITH JOSEPH J MURPHY

This consulting services agreement ("Consulting Agreement") is made as of this 1st day of October, 2002, by and between Joseph J Murphy, 41 Riders Lane, Fairfield Connecticut 06430 and Muller Media, Inc., 11 East 47th Street New York, New York 10017, (referred to herein as the "Company"), with Joseph J Murphy and Company collectively sometimes herein referred to as the "Parties

WHEREAS, the Company (a Nevada corporation) is a fully reporting company whose securities are traded on the Over-the-Counter Bulletin Board under the ticker symbol "MULM"; and

WHEREAS, the Consultant possesses certain management skills and is in the business of assisting companies with the selection, review, and due diligence necessary relating to possible acquired companies; and to assimilate such companies into the acquiring company's corporate plan.

WHEREAS, the Company wishes to retain Joseph J Murphy as a non-exclusive corporate consultant; and

IT IS, THEREFORE agreed that:

1. Services. The Company shall retain Joseph J Murphy to provide general Merger and acquisition consulting services which may include, but not be limited to: screening possible acquisition candidates, assistance in the due diligence review, preparation, and assistance with documentation relating to closure and general filings in accordance with the Rules and Regulations of the Securities and Exchange Commission. The Consultant shall agree to make himself available for the foregoing purposes and devote such business time and attention thereto as it shall determine is required.

The Company understands that any and all suggestions, opinions or advice given to the Company by the Consultant are advisory only and the ultimate responsibility, liability and decision regarding any action(s) taken or filings made lies solely with the Company and not with the Consultant.

2. Term. The term of this Consulting Agreement shall be from the date hereof and two years hence (the "Term"). This agreement shall be renewed automatically on July 1, of each year thereafter for one (1) additional year term, unless and until terminated as provided elsewhere in this agreement.

3. Compensation. As compensation for entering into this Consulting Agreement and for services rendered over the Term, Mr. Joseph J Murphy shall receive a base amount equal to One hundred ninety six thousand ($196,000.00) per annum, payable in equal monthly installments.

4. Arbitration. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future.

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as to which the parties or any affiliates may be adverse parties, and whether arising out of this Consulting Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada. The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and of any action for injunctive or other equitable relief) within the State of Nevada. Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards. The law applicable to the arbitration and this Consulting Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

5. Independent Contractor Relationship. Consultant and the Company are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer/employee or joint ventures. Neither party shall have the power or right to bind or obligate the other party, nor shall it hold itself out as having such authority.

6. Indemnification. Company shall indemnify and hold harmless the Consultant from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any or omission by Company. The Consultant shall indemnify and hold harmless the Company from and against any and all losses, damages, liabilities, reasonable attorney's fees, court costs and expenses resulting or arising from any act or omission by the Consultant.

7. Miscellaneous.

7.1 Assignment. This Agreement is not transferable or assignable.

7.2 Execution and Delivery of Agreement. Each of the parties shall be entitled to rely on delivery by fax transmission of an executed copy of this agreement by the other party, and acceptance of such fax copies shall create a valid and binding agreement between the parties.

7.3 Titles. The titles of the sections and subsections of this agreement are for the convenience of reference only and are not to be considered in construing this agreement.

7.4 Severability. The invalidity or unenforceability of any particular provision of this agreement shall not affect or limit the validity or enforceability of the remaining provisions of this agreement.

7.5 Entire Agreement. This agreement constitutes the entire agreement and understanding between the parties with respect to the subject matters herein and supersedes and replaces any prior agreements and understandings, whether oral or written, between them with respect to such matters.
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7.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

8. Termination.

Termination for cause The Company, acting through its Board of Directors, may terminate this agreement only for cause by written notice to the consultant. For the purposes of this agreement, the term "cause" shall include only the following acts: (1) any serious, willful act of infidelity or breach of any fiduciary duty owed by the consultant to the Company; or (2) any mental or physical disability suffered by the consultant which makes it impossible for the consultant to perform his duties under this agreement for a period of one hundred eighty (180) consecutive days; or (3) the consultants failure, not caused by physical or mental disability, to perform his duties and responsibilities as required under the express terms of this agreement.

Voluntary Termination by the consultant This agreement may be terminated by the consultant with or without cause upon sixty (60) days written notice to the Company prior to the end of the then-effective term of this agreement, in which case such termination shall be effective upon the expiration of the then -effective term of this agreement as set forth in section 2 hereof.

9. Severance In the event this Agreement is either (i) terminated by the Company for any reason other than the willful misconduct of the consultant, or (ii) terminated by the consultant for Company cause, then the Company shall pay consultant the following:

(a) A severance bonus from the general funds of the Company of:

(i) The present value of the remaining consultant's salary;

(ii) At the consultant's election, either the payment of the present value of the remaining consultant's salary or the equal to ten percent (10%) of the gross amount of any billings in excess of two million dollars invoiced and collected in the previous year.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above mentioned.

October 1, 2002


MULLER MEDIA, INC.

By:  /s/ C. S. Postelnik
--------------------------
     Clifford Postelnik,
     Vice President,
     General Counsel,
     Secretary and Director


By:  /s/ John J. Adams
-------------------------------------------
John J Adams
Chairman and CEO